Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	May 5, 2006

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $76.9 million ($7.95 per share) for its first quarter ended April 2, 2006, up from net income of $66.6 million ($6.87 per share) in the first quarter of last year.

Results for the first quarter of 2006 included a charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” Results for the first quarter of 2005 included after-tax non-operating gains from the sales of non-operating land and marketable securities (after-tax impact of $5.4 million, or $0.56 per share).

Revenue for the first quarter of 2006 was $948.3 million, up 14% from $833.9 million in 2005. Operating income for the quarter increased 28% to $137.8 million, from $108.0 million in 2005. Each of the Company’s divisions reported an increase in revenue and operating income during the quarter, particularly at the education division.

The Company’s operating income for the first quarter of 2006 includes $5.7 million of net pension credits, compared to $9.2 million in the first quarter of 2005. At January 1, 2006, the Company reduced its expected return on plan assets from 7.5% to 6.5%. Overall, the pension credit for 2006 is expected to be down by about $15 million, excluding charges related to early retirement programs.

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Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $243.5 million for the first quarter of 2006, a 4% increase from revenue of $233.0 million for the first quarter of 2005. Division operating income was up 2% to $32.0 million, from $31.4 million in 2005. The increase in operating income reflects increased division revenues and improved results at the Company’s online publishing activities, both washingtonpost.com and Slate. This was offset by a 7% increase in newsprint expense at The Post and increased pension expense.

Print advertising revenue at The Washington Post newspaper increased 3% to $149.8 million, from $145.7 million in 2005. This growth was driven by advertising revenue increases in zones and classified, offset by declines in national and retail. Classified recruitment advertising revenue was up slightly to $21.8 million, from $21.7 million in the first quarter of 2005.

For the first quarter of 2006, Post daily and Sunday circulation declined 2.0% and 3.4%, respectively, compared to the first quarter of 2005. For the three months ended April 2, 2006, average daily circulation at The Post totaled 690,700 and average Sunday circulation totaled 958,800.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 34% to $22.8 million for the first quarter of 2006, versus $17.0 million for 2005. The increase is largely due to growth in local and national online advertising revenues of 58%, as well as a 24% increase in online classified advertising revenue on washingtonpost.com. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

Television Broadcasting

Revenue for the broadcast division rose 8% in the first quarter of 2006 to $85.9 million, from $79.3 million in 2005. The increase is due to $6.3 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates. Operating income for the first quarter of 2006 increased 15% to $37.6 million, from $32.8 million in 2005, due to higher advertising revenues.

Magazine Publishing

Revenue for the magazine publishing division totaled $74.8 million for the first quarter of 2006, a 7% increase from $69.9 million for the first quarter of 2005. The increase in revenues is due to the combination of a 14% advertising revenue increase at Newsweek primarily from increased ad pages at the domestic edition and higher revenue at PostNewsweek Tech Media, whose primary trade show took place in the first quarter

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of 2006, versus the second quarter in 2005. The revenue increase was offset by a reduction in Newsweek domestic and international circulation revenues, due to subscription rate declines at the domestic edition of Newsweek, and subscription rate and rate base declines at certain of the international editions of Newsweek.

The division had an operating loss of $0.9 million in the first quarter of 2006, compared to an operating loss of $5.2 million in the first quarter of 2005. This improvement is due to the revenue increase discussed above and lower subscription acquisition expenses, offset by a reduced pension credit.

Cable Television

Cable division revenue of $135.2 million for the first quarter of 2006 represents a 7% increase over 2005 first quarter revenue of $126.4 million. The 2006 revenue increase is due to continued growth in the division’s cable modem revenues and a $3 monthly rate increase for basic cable service at most of its systems effective February 1, 2006. The cable division continues to be adversely impacted by subscriber losses due to Hurricane Katrina, which hit the Gulf Coast in August of 2005; first quarter 2006 revenues were adversely impacted by approximately $3.5 million.

Cable division operating income increased 9% to $25.4 million in the first quarter of 2006, versus $23.4 million in the first quarter of 2005. The increase in operating income is due mostly to the division’s revenue growth, offset by higher programming expenses and increases in technical and marketing costs. Hurricane Katrina had an estimated adverse impact on operating income of $4.0 million on the cable division’s results, due to subscriber losses and an estimated $1.8 million in additional expenses associated with the hurricane in the first quarter of 2006.

At December 31, 2005, the Company recorded a $5.0 million receivable for recovery of a portion of cable hurricane losses through December 31, 2005 under the Company’s property and business interruption insurance program; this recovery was recorded as a reduction of cable division expense in the fourth quarter of 2005. During the first quarter of 2006, a portion of this receivable has been received; however, no additional insurance recovery amounts have yet been recorded related to 2005 or 2006.

At March 31, 2006, excluding the Gulf Coast region, the cable division shows an increase in Revenue Generating Units (RGUs) for each of the basic video, digital video and high-speed data subscriber categories, as compared to March 31, 2005. For the Gulf Coast region, there is a decline in basic and digital video RGUs due to Hurricane Katrina; however, the number of high-speed data subscribers has increased in the Gulf Coast region. A summary of RGUs broken down by Gulf Coast and all other regions is as follows:

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	March 31, 2006	March 31, 2005
Cable Division Subscribers

Gulf Coast Region
Basic	78,090	94,379
Digital	29,309	35,114
High-speed data	28,963	24,026

Total	136,362	153,519

All Other Regions
Basic	617,374	616,004
Digital	185,349	185,272
High-speed data	224,096	173,352

Total	1,026,819	974,628

Total
Basic	695,464	710,383
Digital	214,658	220,386
High-speed data	253,059	197,378

Total	1,163,181	1,128,147

Education

Education division revenue totaled $408.9 million for the first quarter of 2006, a 26% increase over revenue of $325.4 million for the first quarter of 2005. Excluding revenue from acquired businesses, education division revenue increased 17% for the first quarter of 2006. Kaplan reported first quarter 2006 operating income of $52.6 million, an increase of 61% from $32.6 million in the first quarter of 2005.

A summary of first quarter operating results compared to 2005 is as follows:

(in thousands)	First Quarter
	2006	2005	% Change
Revenue
Supplemental education	$193,429	$156,464	24
Higher education	215,505	168,919	28

	$408,934	$325,383	26

Operating income (loss)
Supplemental education	$32,553	$24,365	34
Higher education	32,991	28,288	17
Kaplan corporate overhead	(10,110)	(11,786)	14
Other*	(2,789)	(8,235)	66

	$52,645	$32,632	61

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

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Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. Excluding revenue from acquired businesses, supplemental education revenues grew by 11% in the first quarter of 2006. Test preparation revenue grew by 21% due to strong enrollment in the K12 business and GMAT and English-language course offerings, as well as from the August 2005 acquisition of The Kidum Group, the leading provider of test preparation services in Israel. Also included in supplemental education is FTC Kaplan Limited (FTC). Headquartered in London, FTC primarily provides training services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. FTC revenues grew by 23% in the first quarter of 2006 compared to the first quarter of 2005 largely as a result of higher enrollment and price increases. Supplemental education results also include professional real estate, insurance, security and other professional courses, and related products. In April 2005, Kaplan Professional completed the acquisition of BISYS Education Services, a provider of licensing education and compliance solutions for financial services institutions and professionals. In the first quarter of 2006, the CFA courses contributed to growth in supplemental education, as did the BISYS business. These results were offset by soft market demand for Kaplan Professional’s real estate, insurance and securities course offerings. The final component of supplemental education is Score!, which provides academic enrichment to children. Revenues at Score! were up slightly in the first quarter of 2006. There were 165 Score! centers at the end of March 2006, compared to 166 at the end of March 2005.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. In May 2005, Kaplan acquired Singapore-based Asia Pacific Management Institute (APMI), a private education provider for undergraduate and postgraduate students in Asia. Excluding revenue from acquired businesses, higher education revenues grew by 22% in the first quarter of 2006. Higher education enrollments increased by 17% to 77,000 at March 31, 2006, compared to 66,000 at March 31, 2005, with most of the new enrollment growth occurring in the online programs, as well as from acquisitions. Higher education results for the online programs in the first quarter of 2006 benefited from increases in both price and demand, as well as an increase in the number of course offerings. In the first quarter of 2006, there was a continued increase in higher education operating costs associated with expansion activities at the online operations, and to a lesser extent, at the fixed-facility operations, including new program offerings and higher facility and advertising expenses. Higher education operating cost increases for the fixed-facility colleges are expected to moderate as the year progresses.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. In addition, Other includes amortization of certain intangibles. In the first quarter of 2006, the Company adopted SFAS 123R, which required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting (see additional discussion below

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regarding the cumulative effect of change in accounting principle). Excluding Kaplan stock compensation expense recorded as a result of this change in accounting, Kaplan recorded stock compensation expense of $1.9 million in the first quarter of 2006, compared to $7.0 million in the first quarter of 2005.

Post Company chairman and chief executive officer Donald E. Graham said: “Two things referred to in the 2005 Annual Report should be kept in mind when evaluating our results. A larger stock compensation accrual at Kaplan is likely to occur in 2006 than in 2005; this did not happen in the first quarter, but it likely will during the rest of the year. Second, profits at Kaplan’s higher education campus unit were poor in 2005. We believe we’re on track to improve performance slightly in 2006, and more significantly thereafter. Kaplan’s results will always be uneven quarter to quarter; results are best analyzed over a longer term.”

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the first quarter of 2006 was $0.2 million, compared to losses of $0.5 million for the first quarter of 2005. The Company’s affiliate investments consist of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited.

Other Non-Operating (Expense) Income

The Company recorded other non-operating expense, net, of $0.2 million for the first quarter of 2006, compared to other non-operating income, net, of $7.1 million for the first quarter of 2005. The 2005 non-operating income is comprised of pre-tax gains of $8.7 million related to the sales of non-operating land and marketable securities.

Net Interest Expense

The Company incurred net interest expense of $4.7 million for the first quarter of 2006, compared to $5.9 million for the same period of the prior year. The reduction is due to lower average borrowings in the first quarter of 2006 versus the same period of the prior year. At April 2, 2006, the Company had $423.6 million in borrowings outstanding, at an average interest rate of 5.4%.

Provision for Income Taxes

The effective tax rate for the first quarter of 2006 was 38.3%, compared to 38.7% for the same period of 2005.

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Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

Earnings Per Share

The calculation of diluted earnings per share for the first quarter of 2006 was based on 9,606,000 weighted average shares outstanding, compared to 9,617,000 for the first quarter of 2005. The Company made no repurchases of its stock during the first quarter of 2006.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		% Change
	2006	2005
Operating revenues	$948,280	$833,930	14
Operating expenses	(760,107)	(678,765)	12
Depreciation	(49,025)	(45,568)	8
Amortization	(1,389)	(1,608)	(14)

Operating income	137,759	107,989	28
Equity in losses of affiliates, net	(179)	(525)	(66)
Interest income	1,603	574	—
Interest expense	(6,259)	(6,519)	(4)
Other (expense) income, net	(175)	7,072	—

Income before income taxes and cumulative effect of change in accounting principle	132,749	108,591	22
Provision for income taxes	(50,800)	(42,000)	21

Income before cumulative effect of change in accounting principle	81,949	66,591	23
Cumulative effect of change in method of accounting for share-based payments, net of taxes	(5,075)	—	—

Net income	76,874	66,591	15
Redeemable preferred stock dividends	(491)	(491)	0

Net income available for common stock	$76,383	$66,100	16

Basic earnings per share:
Before cumulative effect of change in accounting principle	$8.51	$6.89	24
Cumulative effect of change in accounting principle	(0.53)	—	—

Net income available for common stock	$7.98	$6.89	16

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$8.48	$6.87	23
Cumulative effect of change in accounting principle	(0.53)	—	—

Net income available for common stock	$7.95	$6.87	16

Basic average shares outstanding	9,570,000	9,589,000
Diluted average shares outstanding	9,606,000	9,617,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		% Change
	2006	2005
Operating Revenues:
Newspaper publishing	$243,472	$233,028	4
Television broadcasting	85,914	79,292	8
Magazine publishing	74,785	69,851	7
Cable television	135,175	126,376	7
Education	408,934	325,383	26

	$948,280	$833,930	14

Operating Expenses:
Newspaper publishing	$211,435	$201,632	5
Television broadcasting	48,364	46,523	4
Magazine publishing	75,653	75,020	1
Cable television	109,748	102,975	7
Education	356,289	292,751	22
Corporate office	9,032	7,040	28

	$810,521	$725,941	12

Operating Income:
Newspaper publishing	$32,037	$31,396	2
Television broadcasting	37,550	32,769	15
Magazine publishing	(868)	(5,169)	83
Cable television	25,427	23,401	9
Education	52,645	32,632	61
Corporate office	(9,032)	(7,040)	(28)

	$137,759	$107,989	28

Depreciation:
Newspaper publishing	$8,858	$8,789	1
Television broadcasting	2,425	2,462	(2)
Magazine publishing	641	734	(13)
Cable television	24,864	25,192	(1)
Education	12,033	8,391	43
Corporate office	204	—	—

	$49,025	$45,568	8

Amortization:
Newspaper publishing	$292	$119	—
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Cable television	172	204	(16)
Education	925	1,285	(28)

	$1,389	$1,608	(14)

Pension Credit (Expense):
Newspaper publishing	$(1,907)	$(321)	—
Television broadcasting	327	735	(56)
Magazine publishing	8,316	9,585	(13)
Cable television	(378)	(310)	22
Education	(670)	(538)	25

	$5,688	$9,151	(38)

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